Exhibit 10.7
CASH PROVISIONING AGREEMENT
This CASH PROVISIONING AGREEMENT (“Agreement”) is entered into and shall be effective as of the last date evidencing full execution of the Agreement (the “Effective Date”) by and among U.S. Bank, National Association dba Elan Financial Services (“Elan”), with offices located at 1255 Corporate Drive, Irving, TX 75038, TRM ATM Corporation with its principal office located at 1101 Kings Hwy N, Suite G100 Cherry Hill, NJ 08034 (“ATM Owner”), TRM ATM Corporation with its principal office located at 1101 Kings Hwy N, Suite G100 Cherry Hill, NJ 08034 (“ATM Manager”), and Mount Vernon Money Center with its principal office located at 403 E. Third Street Mount Vernon, NY 10553 (“Carrier”), each referred to herein as a “Party” and collectively referred to herein as “Parties.”
PURPOSE
This Agreement is for the purpose of enabling Elan to provide Currency (as hereinafter defined), through the services of Carrier, to the ATM Manager for use in the operation of the ATMs (as hereinafter defined) belonging to the ATM Owner, without transferring ownership of the Currency from Elan, and to provide rights and responsibilities for all Parties having access to the ATMs, including without limitation, the entity providing maintenance services for the ATMs, as such access relates to the Currency provided by and belonging to Elan.
RECITALS
WHEREAS, ATM Owner owns a number of automated teller machines (individually and collectively the “ATMs”) located in various sites throughout the United States, which sites are accessible to customers of Elan and other financial institutions for the provision of certain banking services on a daily basis; and
WHEREAS, ATM Manager is responsible for the proper operation of the ATMs; and
WHEREAS, ATM Manager has a substantial need for supplies of Currency with which to operate the ATMs; and
WHEREAS, Elan provides various services to ATM operators and independent sales organizations incidental to the ownership and operation of ATMs; and
WHEREAS, Elan will, through the use of Carrier and under certain conditions, supply Currency to ATM Manager for use in the ATMs; and
WHEREAS, ATM Manager has entered into a transaction processing agreement with a third party processor. Elan, ATM Manager and third party processor (“Third Party Processor”) will enter into a three party “Services Agreement”; and

WHEREAS, ATM Manager agrees that it shall assume the responsibilities of ATM Manager and ATM Owner, per the terms of this Agreement; and
WHEREAS, the Currency supplied by Elan shall be in a bailment relationship between Elan and ATM Manager, intended to allow ATM Manager the use of the money for proper operation of the ATMs, indirectly providing benefits to customers of Elan who use the ATMs; and
WHEREAS, this Agreement will be effective provided that the following conditions are met: 1) Elan receives approval from ATM Manager’s sponsor bank; and 2) ATM Manager utilizes Elan’s approved armored carriers.
NOW, THEREFORE, in consideration of the covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereto, intending to be legally bound, agree to the terms and conditions set forth below.
I.	DEFINITIONS.
A.	“Confidential Information” shall mean information and proprietary materials of a Party as defined more fully in Section VI.

B.	“Currency” means United States legal tender issued in the form of a Federal Reserve Note by the United States Federal Reserve Banks or a United States Note by the United States Treasury Department, owned by Elan and provided for the use of ATM Owner under the terms and conditions set forth in this Agreement.

C.	“Electronic Lock” shall mean a Kaba Mas Cencon 2000 lock or such other ATM electronic lock as is agreed by the Parties as an equivalent lock.

D.	“Loss” shall mean the loss of Elan’s Currency, and costs and expenses of Elan incidental thereto, resulting from theft, holdup, burglary, extortion, wrongful abstraction from an ATM, fire, destruction, disappearance, defalcation, mysterious disappearance, misappropriation, shortage, and any other type of casualty or loss, whether explained or unexplained.
II.	BAILMENT. This Agreement shall create a bailment relationship between Elan, as bailor, and ATM Manager, as bailee, for the specific purpose of Elan’s delivery of Currency to Carrier, as agent for Elan, for use in the ATMs.
A.	Amount of Currency. The amount of Currency that shall be delivered from time to time in amounts based upon the ATM operational needs, as determined by the volume and frequency of withdrawals from the ATMs documented by the ATM Manager in the ATMs settlement process, up to the total amount outstanding at any point in time as set forth in Exhibit A. At no time will Elan be obligated to deliver an amount of Currency which, in total, exceeds the amount set forth in Exhibit A (Currency Amounts), unless a greater amount is agreed to in writing by Elan.

B.	Ownership of Currency. Notwithstanding that the Currency may be in the physical possession or custody of someone other than Elan, including without limitation, the ATMs, the Parties acknowledge and agree that until dispensed from an ATM to a customer of that ATM, the Currency shall be the sole and exclusive property of Elan and neither ATM Owner, nor ATM Manager, nor Carrier, nor any third party shall have any interest (including without limitation, legal, equitable or security interest) in or to such Currency. In no event will legal title to the Currency pass to ATM Owner, ATM Manager or Carrier.

C.	Acceptance of Bailment. From and after delivery of Currency to the ATMs by Carrier, and until the Currency is dispensed from the ATMs to customers of the ATMs and the amount thereof is repaid to Elan, plus Elan’s fees and charges, the ATM Owner and the ATM Manager hereby jointly and severally assume all responsibility and bear all risk of loss for the transfer, handling and settlement of the Currency, including without limitation, loss suffered or created by theft, damage, destruction, fraud, dispute resolution or incorrect dispensing. (reference Exhibit C) ATM Owner and ATM Manager shall jointly and severally indemnify, defend and hold Elan harmless from any loss, cost or expense incurred by Elan with regard to the Currency. Carrier shall indemnify, defend and hold Elan harmless from any Loss incurred by Elan if such Loss is the responsibility of Carrier as described in Exhibit B, attached hereto and incorporated herein by this reference.

D.	Termination Rights. Upon an adverse change in the financial condition of the ATM Manager or ATM Owner, as determined by Elan in its sole discretion reasonably applied, Elan may terminate this bailment upon ninety (90) days written notice to ATM Manager, and take such action necessary to recover the Currency from the ATMs. Upon theft of the Currency, bankruptcy or insolvency, fraud, failure by ATM Manager to perform as stated above, action or inaction by ATM Manager or ATM Owner which exposes the Currency to an increase risk for loss, or upon the occurrence of a Force Majeure event as specified in Section E of the Agreement which exposes the Currency to increased risk of loss, Elan may immediately terminate this bailment, and take such action necessary to recover the Currency from the ATMs. ATM Manager and ATM Owner shall vigorously oppose any attempts made by a creditor of ATM Manager or ATM Owner to levy the Currency placed in the ATMs by Elan or its Carrier.
III.	SERVICE AND ACCESS.
A.	Servicing the ATMs. The ATM Manager shall maintain the ATMs, including without limitation, replenishing the transaction receipts and all levels of maintenance for the ATMs. This maintenance shall be accomplished by ATM Manager at a level that, at a minimum, meets the standards of the ATM industry. ATM Manager shall have no access to the ATM vault, the Currency contained in the ATMs, or any form of deposits contained within the ATMs.

B.	Access to the Currency. During the term of this Agreement and until Elan recovers all the Currency, or its equivalent in another payment medium, and all the fees due Elan, ATM Owner and ATM Manager shall have no access to Elan’s vault, the vault of the Carrier, or to the vault of any ATMs which contain the Currency supplied by Elan. The only other acceptable access to the vault, pursuant to this Agreement, shall be for the express intention of servicing the vault(s), when such need may occur. Only the Carrier shall have access to the Currency during transport and only the Carrier may have access to the Currency contained in the ATMs. Elan and Carrier may engage in a separate agreement for the provision of services to transport the Currency, provided such agreement does not alter the obligations of each of them under this Agreement and does not alter the liability of either of them to the other Parties to this Agreement in a manner that is inconsistent with the terms of this Agreement, including without limitation the obligations of Carrier contained in Exhibit B (Carrier Services), attached hereto and incorporated herein by this reference. Carrier expressly recognizes and acknowledges the ownership rights of Elan in and to the Currency that is provided by Elan for use in the ATMs. Carrier also recognizes and acknowledges the bailment relationship existing between ATM Manager and Elan with respect to the handling of the Currency. ATM Manager and ATM Owner agree that Elan shall be the sole and exclusive source of cash for the ATMs listed on Exhibit D until this Agreement is terminated.
IV.	TERM AND TERMINATION.
A.	Term. The term of this Agreement shall be for a (5) years, commencing on the date of the signature of the last Party to sign the Agreement (“Effective Date”). Thereafter, this Agreement shall automatically renew for additional periods of one (1) year (each a “Renewal Term”) unless any Party gives the other Parties written notice of its intent to terminate at least sixty (60) days prior to the end of the initial five year term or any Renewal Term. Provided, however, that this Agreement shall immediately terminate, without penalty to any Party, upon the termination of the bailment pursuant to Section II.D.

B.	Termination.
1.	Any Party may terminate this Agreement at any time upon written notice to the other Parties in the event of the occurrence of one of the following:
(a)	One of the other Parties (i) terminates or suspends its business, (ii) becomes subject to any bankruptcy or insolvency proceeding under Federal or state statute, (iii) becomes insolvent or becomes subject to direct control by a trustee, receiver or similar authority, (iv) has wound up or liquidated, voluntarily or otherwise, or (v) is required to terminate its involvement in the activities covered by the Agreement by order of a court of competent jurisdiction or a regulatory agency which governs the activities of the Party.

(b)	At least one of the other Parties materially defaults in the performance of any of its duties or obligations hereunder, which default shall not be substantially cured within thirty (30) days after notice is given to the defaulting Party specifying the default, then any of the Parties not in default may, by giving notice thereof to the defaulting Party and all the other non-defaulting Parties, terminate this Agreement for cause.

(c)	Upon an adverse change in the financial condition of the ATM Manager or ATM Owner, as determined by Elan in its sole discretion reasonably applied, Elan may terminate this Agreement upon ninety (90) days prior written notice.
2.	Elan may terminate the Agreement immediately and without prior notice upon the occurrence of one of the following:
(a)	An audit conducted by or on behalf of Elan reveals that Carrier has failed to segregate Elan’s Currency, in which case, such termination shall be as to Carrier’s rights and responsibilities pursuant to this Agreement.

(b)	An unauthorized Party or third party accesses a vault or an ATM and obtains Currency belonging to Elan, if such access is within the control of ATM Manager, or if such access reasonably should have been prevented by ATM Manager, and if such third party access occurs more than once during the term of this Agreement.
3.	Upon termination of this Agreement, ATM Manager shall immediately pay all sums due and owing to Elan, including without limitation, all Currency in the ATMs, which Currency shall be returned to Elan pursuant to Section X.F. In the event Elan directs Carrier to remove the Currency from the ATMs and the ATM Manager or ATM Owner is unwilling or unable to pay the service fees to Carrier for the removal of the Currency, Elan will pay the service fees to the Carrier for such removal of Currency from the ATMs.

4.	ATM Manager can terminate specific sites from this Agreement if it is the result of ATM Manager losing the contractual right to provide service to such sites.
V.	FEES AND PAYMENT.
A.	Fees. ATM Manager shall pay Elan those fees and charges as set forth on Exhibit C (Elan Fees and Charges For ATM Manager), in accordance with the requirements contained therein. In the event ATM Manager fails to pay the fees and charges as agreed, ATM Owner shall be responsible for payment of the fees and charges not paid by ATM Manager. Exhibit C will be maintained as a confidential document between Elan and ATM Manager and no other Party to this Agreement, nor any third party, shall be allowed access to such Exhibit C, except as required in accordance with Section VI.B. In the event the fees and charges are not paid in accordance with the payment obligations set forth in Exhibit C, interest shall be due and payable on the unpaid balance at the lesser of 1.5% per month, or the highest rate of interest allowed by law. Elan shall pay Carrier those fees and charges as set forth in Exhibit E (Elan Fees and Charges For Carrier), in accordance with the requirements contained therein. Exhibit E will be maintained as a confidential document between Elan and Carrier and no other Party to this Agreement, nor any third party, shall be allowed access to such Exhibit E.
VI.	CONFIDENTIAL INFORMATION.

The Parties acknowledge that each may have access to, or be provided with, information or documentation, which each Party regards as confidential or proprietary. The receiving parties are referred to as ‘Recipient’ and the party providing the information is referred to as ‘Owner’. Such information or documentation shall be dealt with as set forth below.
A.	Definition of Confidential Information. “Confidential Information” includes both information of a commercial nature and information related to customers of the ATMs. Confidential Information includes, without limitation, the following whether now in existence of hereafter created:
1.	Any information of or about Elan’s consumer customers of any nature whatsoever, and specifically including without limitation, the fact that someone is a customer or prospective customer of Elan, all lists of customers, former customers, applicants and prospective customers and all personal or financial information relating to and identified with such persons (“Customer Information”);

2.	All information marked as “confidential” or similarly marked, or information that the Recipient should, in the exercise of reasonable business judgment, recognize as confidential;

3.	All business, financial or technical information of the Owner and any of the Owner’s vendors (including, but not limited to account numbers, and software licensed from third parties or owned by the Owner or its affiliates);

4.	The Owner’s marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments and other similar proprietary information and materials;

5.	All information protected by rights embodied in copyrights, whether registered or unregistered (including all derivative works), patents or pending patent applications, “know how,” trade secrets, and any other intellectual property rights of the Owner or Owner’s licensors;

6.	Information with respect to employees of Elan which is non-public, confidential, business related, or proprietary in nature, including, without limitation, names of employees, the employees’ positions within Elan company, the fact that they are employees of Elan, contact information for employees, personal employee identification numbers, and any other information released to you regarding employees in the past and in the future; and
7.	All notes, memoranda, analyses, compilations, studies and other documents, whether prepared by the Owner, the Recipient or others, which contain or otherwise reflect Confidential Information.
B.	Essential Obligation.
1.	Confidential Information must be held in confidence and disclosed only to those employees or agents whose duties reasonably require access to such information. Recipient must protect the Owner’s Confidential Information using at least the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems) of such Confidential Information as Recipient uses to protect its own confidential information of a similar nature.

2.	Because Elan is a federally-regulated financial institution that must comply with the safeguards for Customer Information contained in the Gramm-Leach-Bliley Act (“GLBA”) and regulations promulgated pursuant to GLBA, ATM Owner, ATM Manager and Carrier must each establish appropriate measures designed to safeguard Customer Information. Specifically, ATM Owner, ATM Manager and Carrier must establish and maintain data security policies and procedures designed to ensure the following:
(a)	Security and confidentiality of Customer Information;

(b)	Protection against anticipated threats or hazards to the security or integrity of Customer Information;

(c)	Protection against the unauthorized access or use of Customer Information.
3.	ATM Owner, ATM Manager and Carrier must permit Elan to monitor and audit their compliance with this Section during regular business hours upon not less than 48 hours’ notice to the ATM Owner, ATM Manager or Carrier and to provide to Elan copies of audits and system test results acquired by ATM Owner, ATM Manager and Carrier in relation to the data security policies and procedures designed to meet the requirements set forth above.
C.	Compelled Disclosure. If Recipient is required by a court or governmental agency having proper jurisdiction to disclose any Confidential Information, Recipient must promptly provide to the Owner, to the extent allowed to do so by applicable law or court order, notice of such request to enable the Owner to seek an appropriate protective order.

D.	Limited Use of Confidential Information and Survival of Obligations. Recipient may use the Confidential Information only as necessary for Recipient’s performance hereunder or pursuant to rights granted herein and for no other purpose. Recipient’s limited right to use the Confidential Information expires upon expiration or termination of this Agreement for any reason. Recipient’s obligations of confidentiality and non-disclosure survive termination or expiration for any reason of this Agreement.

E.	Disposition of Confidential Information. Recipient must develop and maintain appropriate security measures for the proper disposal and destruction of Confidential Information. Upon Expiration of Recipient’s limited right to use the Confidential Information, Recipient must return all physical embodiments thereof to Owner or, with Owner’s permission, Recipient may destroy the Confidential Information. Recipient shall provide written certification to Owner that Recipient has returned, or destroyed, all such Confidential Information in Recipient’s possession. Notwithstanding the foregoing, Recipient may retain one archival copy of Confidential Information, which may be used solely to demonstrate compliance with the provisions of this Section.

F.	Disclosure to Third Parties. If disclosure of Confidential Information to third parties is required or allowed under this Agreement, Recipient must ensure that such third parties have express obligations of confidentiality and non-disclosure substantially similar to Recipient’s obligations hereunder. Liability for damages because of disclosure of Confidential Information by any such third parties must be borne by Recipient.

G.	Exclusions. Except for Customer(s) information, the term “Confidential Information” excludes any portion of such information that Recipient can establish by clear and convincing evidence to have been:
1.	Publicly known without breach of this Agreement;

2.	Known by Recipient without any obligation of confidentiality, prior to disclosure of such Confidential Information; or

3.	Received in good faith from a third-party source that to Recipient’s reasonable knowledge rightfully disclosed such information; or

4.	Developed independently by Recipient without reference to the Owner’s Confidential Information.
H.	Remedies. If Recipient or any of its representatives or agents breaches the covenants set forth in this Agreement, irreparable injury may result to the Owner or third parties entrusting Confidential Information to the Owner. Therefore, the Owner’s remedies at law may be inadequate and the Owner shall be entitled to seek an injunction to restrain any continuing breach. Notwithstanding any limitation on Recipient’s liability, the Owner shall further be entitled any other rights and remedies that it may have at law or in equity.

I.	Intrusions/Disclosures. If there is any actual or suspected theft of, accidental disclosure of, loss of, or inability to account for any Confidential Information by a Party or any of its subcontractors (collectively “Disclosure”) or any unauthorized intrusions into a Party’s or any of its subcontractor’s facilities or secure systems, (collectively “Intrusion”) the Party must immediately i) notify Elan, ii) estimate the Disclosure’s or Intrusion’s effect on Elan, iii) specify the corrective action to be taken, and iv) investigate and determine if an Intrusion or Disclosure has occurred. If, based upon the Party’s investigation, the Party determines that there has been an actual Disclosure or Intrusion, the Party must promptly notify Elan, and must promptly investigate the scope of the Disclosure or Intrusion, and must promptly take corrective action to prevent further Disclosure or Intrusion. The Party must, as soon as is reasonably practicable, make a report to Elan including details of the Disclosure (including Customer(s)’ identities and the nature of the information disclosed) or Intrusion and the corrective action the Party has taken to prevent further Disclosure or Intrusion. The Party must, in the case of a Disclosure cooperate fully with Elan to notify Elan’s Customer(s) as to the fact of and the circumstances of the Disclosure of the Customer’s particular information. Additionally, the Party must cooperate fully with all government regulatory agencies or law enforcement agencies having jurisdiction and authority for investigating a Disclosure or any known or suspected criminal activity.
VII.	LIMITATION OF LIABILITY, WARRANTIES AND INDEMNIFICATION.
A.	LIMITATION OF LIABILITY. The Parties acknowledge that the fees for the services provided by Elan are very small in relation to the Currency provided and consequently Elan’s willingness to provide the Currency is based in part upon the liability limitations contained herein. Therefore, Elan’s liability hereunder shall not exceed, in the aggregate, an amount equal to the fees received by Elan during the three (3) months prior to any claim made against Elan for damages, such amount being exclusive from a liability amount sought pursuant to a claim proven to be directly resulting from the gross negligence or willful misconduct of Elan. In no event will Elan, or its agents, officers, directors, or employees be liable for any indirect, exemplary, punitive, special, or consequential damages. Except as set forth in Exhibit B, Carrier and its agents, officers, directors, or employees shall not be liable for any indirect, exemplary, punitive, special, or consequential damages.

B.	WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ELAN DISCLAIMS ANY AND ALL WARRANTIES CONCERNING ANY PRODUCTS OR SERVICES PROVIDED UNDER THE AGREEMENT, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

C.	INDEMNIFICATION. ATM Owner, ATM Manager and Carrier shall indemnify, defend and hold harmless each other and Elan and their respective agents, officers, directors and agents against all claims made by third parties arising out of this Agreement and for all attorneys’ fees and other costs and expenses paid or incurred by the indemnified Party in the enforcement of the Agreement, including without limitation, those resulting from any breach of the

Agreement or from any transaction occurring pursuant to the Agreement. Notwithstanding the foregoing, no Party to this Agreement shall be liable for any indirect, exemplary, punitive, special or consequential damages.
VIII.	SECURITY INTEREST.

Security Interest. In order to secure ATM contractual obligations to Elan hereunder, including all indemnity obligations with respect to the Currency placed in an ATM, ATM Manager grants to Elan a continuing subordinated lien and security interest in the ATMs, subject to the security interest of Lampe Conway & Co. LLC, Notemachine Limited, Doug Falcone and any third party providing the direct financing of any ATM equipment, all funds and other proceeds due ATM Manager with respect to any of the ATMs, including settlement charges due from any users of an ATM, and all proceeds of the foregoing. ATM Manager shall also execute and deliver at ATM Manager’s expense such financing statements and other documents as Elan may require in order to perfect the foregoing security interests.
IX.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

ATM Owner, ATM Manager, Carrier and Elan, as appropriate, hereby represent and warrant as follows and acknowledge that the other parties are relying on such representations and warranties in entering into this Agreement:
A.	ATM Owner has full and complete legal title to the ATMs or the right to possess and use the ATMs, and, except as set forth on Schedule 1 hereof, the ATMs are free and clear of any prior claims, security interests, pledges, attachment proceedings, seizures, mortgage, lien, judgment, execution process or other encumbrance and ATM Owner has the legal authority to place Elan’s Currency into the ATMs. The Parties agree that notwithstanding the foregoing, ATM Manager’s pledge as to the ATMs as security for any conventional financing in the ordinary course of ATM Manager’s business shall be an exception to this Section.

B.	Except as set forth in Schedule 1, ATM Owner, ATM Manager and Carrier have not permitted, suffered or caused, nor will any of them permit, suffer or cause, as applicable, any encumbrances to be placed upon the ATMs during the term of this Agreement. In the event any encumbrance not set forth in Schedule 1 is placed upon an ATM, the Party responsible shall immediately cause such encumbrance to be discharged, satisfied or bonded off to the satisfaction of Elan. The Parties agree that notwithstanding the foregoing, ATM Manager’s pledge as to the ATMs as security for any conventional financing in the ordinary course of ATM Manager’s business shall be an exception to this Section.

C.	ATM Owner and ATM Manager have the legal authority to locate and place all ATMs at the designated locations as set forth in Exhibit D (ATM Locations), attached hereto and incorporated herein by this reference.

D.	There are no pending or threatened litigations, suits, proceedings or claims against ATM Owner, ATM Manager or Carrier, nor are there any liens, contracts or court orders pending or existing which could encumber the Currency once delivered to Carrier, or otherwise placed in the ATMs.
E.	ATM Owner and ATM Manager and their agents hold the Currency as a custodian, acting in a fiduciary capacity for the benefit of Elan.

F.	Each of ATM Owner, ATM Manager, Carrier and Elan is duly organized, validly existing and in good standing pursuant to applicable state and/or federal laws under which it is organized, and each is qualified to do business in all jurisdictions as may be required for the conduct of its respective business activities hereunder. Each of ATM Owner, ATM Manager, Carrier and Elan has full power and lawful authority to (i) own and operate its assets, properties and business; (ii) carry on its business as presently conducted; and (iii) enter into and perform this Agreement. The persons executing this Agreement have full authority to bind their respective Party to the terms and conditions hereof.

G.	The execution and delivery of this Agreement by each of ATM Owner, ATM Manager, Carrier and Elan, and the performance by each such Party of its respective obligations hereof (i) are within its organizational powers; (ii) have been duly authorized by all necessary organizational action; (iii) does not and will not conflict with or constitute a breach or violation of its governing organizational documents; and (iv) does not and will not conflict with or constitute a breach or violation of any material agreement, indenture, deed of trust, lease, mortgage, loan agreement or any other material instrument or undertaking to which such Party is a party.

H.	This Agreement constitutes a valid and legally binding obligation of each of ATM Owner, ATM Manager, Carrier and Elan, enforceable against such Party in accordance with its terms and conditions.

I.	The ATM Manager and ATM Owner will make every reasonable effort to ensure that the cash remains the Bank’s property.
1.	Neither the customer nor a third party has any possessory or ownership interest in the cash for purposes of 11 U.S.C. §362.

2.	It is expressly understood that no other financial institution may utilize the Elan’s cash to satisfy its own requirements.
X.	INSURANCE.
A.	ATM Owner. ATM Owner shall maintain the following insurance coverage during the term of this Agreement:
1.	Workers’ compensation and employers’ liability insurance to the extent required by law covering all persons employed by ATM Owner to perform obligations under this Agreement.

2.	Commercial General liability insurance with broad form coverage covering, liability to bodily and personal injury, damage to property, false arrest, false imprisonment, malicious prosecution, defamation, liable, slander, legal liability caused by any act of ATM Owner or its employees or agents, and contractual liability coverage. The amount of this insurance must be in an amount that is reasonable prudent and necessary to cover damages from ATM Owner’s failure to perform its obligations hereunder. In no event shall such coverage be less than $1 million dollars (USD) per occurrence with an aggregate limit of not less than $2 million dollars (USD).
B.	ATM Manager. ATM Manager shall obtain and maintain during the term of this Agreement, at its sole expense, insurance sufficient to cover any and all damages, liability and obligations contemplated by this Agreement. The coverage by ATM Manager shall, at a minimum, provide for the following:
1.	Workers’ Compensation and Employer’s Liability insurance to the extent required by the laws of the state in which the services are performed under this Agreement.

2.	Commercial General Liability insurance, including contractual liability coverage, in an amount not less than $1 million dollars (USD) per occurrence, with an aggregate limit of not less than $2 million dollars (USD). Elan must be named as an additional insured on the policy.

3.	Automobile Liability insurance, including uninsured motorist and underinsured motorist coverage, for every vehicle that is used in the performance of ATM Manager’s obligations under this Agreement, with both property damage limits and personal injury and death limits of $5 million dollars (USD) in the aggregate. If ATM Manager’s agent is providing maintenance services, this section will apply to that agent.
C.	Carrier. Carrier shall obtain and maintain during the term of this Agreement, at its sole expense, insurance sufficient to cover any and all damages, liability and obligations contemplated by this Agreement. If Carrier’s need for Currency exceeds the insurance limits specified below, Carrier shall increase such limits and provide verification thereof. The coverage by Carrier shall, at a minimum, provide for the following:
1.	Workers’ compensation and employer’s liability insurance to the extent required by the laws of the state in which the services are performed under this Agreement.

2.	Commercial General Liability insurance, including contractual liability coverage, in an amount not less than $3 million dollars (USD) per occurrence, with an aggregate limit of not less than $10 million dollars (USD). Elan must be named as an additional insured on the policy.

3.	Fidelity insurance in an amount not less than $5 million dollars (USD) for claims arising from fraudulent or dishonest acts on the part of any representative of Carrier.

4.	Automobile Liability insurance, including uninsured motorist and underinsured motorist coverage, for every vehicle that is used in the performance of Carrier’s obligations under this Agreement, with both property damage limits and personal injury and death limits of $3 million dollars (USD) each per occurrence, and $10 million dollars (USD) in the aggregate.

5.	In addition, Carrier shall provide All Risk Armored Car Cargo Liability insurance covering Currency, coin, checks and other property of Elan that may be transported or be in Carrier’s possession (including property at Carrier’s premises, in transit, and away from Carrier’s premises) against all risks of physical loss or damage, including coverage for any act or omission of Carrier or any of its employees or agents. The amount of insurance must be not less than $5 million dollars (USD) per loss in transit (armored car coverage) and $5 million dollars (USD) per loss per vault for on-premises and vault coverage. There may be aggregate on this insurance policy, provided that the aggregate total shall be no less than the amount listed in Exhibit A. Elan must be listed as loss payee.
D.	ATM Owner, ATM Manager and Carrier will provide Elan with a Certificate of Insurance evidencing the coverage specified above for each of them. ATM Owner, ATM Manager and Carrier, as applicable, will notify Elan within one (1) business day by telephone and by written notice if any insurance required under this section is not in force at any time during the term of this Agreement. ATM Owner, ATM Manager and Carrier shall not take any action that would invalidate or reduce coverage, and will take all action necessary to prevent coverage from being invalidated or reduced.

E.	Elan will provide At Terminal insurance, which will insure the Currency while in the ATMs. ATM Manager will pay Elan those fees and charges as set forth in Exhibit C.

F.	In addition to its other rights and obligations under this Agreement, ATM Owner shall, at its expense and sole responsibility, bolt the ATM to the floor. In the event of a loss, should it be determined that the ATM was not bolted to the floor, ATM Owner is responsible for the full amount of the loss.
XI.	ACCOUNTING FOR CURRENCY.
A.	Accounting. ATM Manager, with the cooperation and assistance of the Third Party Processor, shall account for all transactions at the ATMs daily and provide a daily status report with respect to each ATM, showing the amount of Currency dispensed from each and the amount of Currency remaining in the

ATM. Elan in its role as Currency provider shall also prepare its own daily reconciliation for the Currency it provided. To the extent Elan’s reconciliation shows a discrepancy, Elan shall, within seventy two (72) hours of discovery of such discrepancy, provide notice to Carrier’s customer service manager of the discrepancy. Elan’s records shall be prima facie evidence of the Currency outstanding and delivered to the ATMs from time to time. Elan shall have the right, in its discretion to audit, inspect and settle any Currency from time to time and at any time, so as to reconcile all records of Currency held in each of the ATMs. Elan may conduct such audit and inspection procedures as it deems necessary, or as may be required by the regulatory agencies having responsibility over Elan’s activities or by Elan’s external auditors. Carrier shall provide Elan such access to the ATMs as is necessary for Elan to conduct its inspection and audit.
B.	ATM Reconciliation. Elan will reconcile each ATM with the Currency load, residual and withdrawal information within five (5) days of the date of replenishment. In the event of a failure to reconcile, Elan will notify ATM Manager and Carrier. Failure of the ATM Manager to reconcile the ATM by the end of the calendar month in which the failure occurs, the failure to reconcile will be deemed to be a delinquent account. Elan agrees that it shall absorb all cash overages and shortages, absent any negligence or misconduct on the part of ATM Manager or Carrier.

C.	Return of Currency to Elan. Elan acknowledges that the Currency deposited with the Carrier is intended for distribution to customers using the ATMs which have been loaded with the Currency supplied by Elan. The amount of Currency provided by Elan for use in the ATMs is returned to Elan via the transaction processing that occurs pursuant to the Processing Agreement and is not returned by payments in Currency, except for the Currency removed from the ATMs by the Carrier and delivered to Elan at the termination of the Agreement. The fees assessed for the use of the Currency by ATM Manager in the operation of the ATMs shall be based upon the actual daily balance of Currency from Elan to ATM Manager that is outstanding. The amount can only be increased by orders for additional Currency and decreased only by Currency returns or withdrawal activity.

D.	Responsibility for Loss.
1.	General Responsibilities.
(a)	ATM Manager and Carrier shall, at all times during the term of this Agreement, maintain systems and procedures intended to prevent a Loss or the misuse of Elan’s Currency. Elan shall, at all times during the term of this Agreement, maintain systems and procedures intended to assist in the recovery of any Loss.

(b)	ATM Manager, Carrier and Elan are responsible to promptly notify the other parties in writing within 72 hours of becoming aware of a Loss.
2.	Responsibility for Acts, Omissions or Negligence. It is understood and agreed that ATM Manager is responsible for any Loss that occurs from the time the Currency is placed in the ATM and until the Currency is dispensed to an ATM customer or returned to Elan. Carrier is responsible for any Loss of Elan’s Currency that occurs while the Currency is in Carrier’s possession, or as a result of a cause set forth in Exhibit B. The Currency while in the ATM is covered by Elan’s At Terminal insurance.
3	Payment for Losses. If an ATM Manager or Carrier is required, pursuant to an investigation, to compensate Elan for Losses, ATM Manager or Carrier, as applicable, will pay the Losses by check or ACH made payable to Elan within fourteen (14) days of conclusion of the investigation into the matter.
4.	Exclusions. ATM Manager and Carrier will not be responsible for Losses resulting from illegal or fraudulent acts of Elan employees, agents, representatives, or third-party contractors of Elan.
E.	Loss Procedures.
1.	In the event of a Loss or a difference, Elan will provide notice to ATM Manager and Carrier’s CSM, as designated by Carrier from time to time, by telephone (which must be followed up with notice in writing), by facsimile (with written confirmation of receipt), by email to an address designated by the receiving party, or by a written notice mailed in the US mail by certified mail, return receipt requested of any claim for Loss within the lesser of three (3) business days after discovery of the discrepancy, or forty-five (45) days after ATM Service(s) was performed by Carrier. If the Loss results in a claim being made by Elan, the notice of claim will be provided to the attention of Carrier within the lesser of three (3) business days after discovery of the discrepancy, or forty-five (45) days after ATM Service(s) was performed by Carrier.
2.	If requested by ATM Manager or Carrier, Elan will make available to ATM Manager and Carrier all necessary and available information that directly relates to the Loss, and Elan will use commercially reasonable efforts to cause its agents, officers and employees to cooperate with and assist ATM Manager and Carrier in the investigation of such Loss, subject to applicable law and regulation regarding financial privacy and any other applicable law or regulation. Elan will maintain the records described below for all ATMs serviced by Carrier and will use its best efforts to make such records available to Carrier within seven (7) days after receipt of a written request from Carrier and in any event within twelve (12) days after receipt of written request.

(a)	As available, records of ATM activity including, but not limited to, records of transaction and ATM activity, ATM network records, error codes and ATM vault openings for a reasonable period not to exceed 60 days prior to and subsequent to any identified shortage.

(b)	ATM and vault balancing records

(c)	All other pertinent receipts and other paperwork and ATM electronic information pertaining to an identified shortage.

(d)	As available, and applicable, alarm access records of alarm by ATM site.
3.	In the event of a difference or loss, ATM Manager and Carrier will fully cooperate with Elan to investigate, and share ATM Manager’s and Carrier’s internal investigation report regarding any Carrier employee who had potential access to the Currency. Elan will fully cooperate with ATM Manager and Carrier to investigate the Loss, including sharing of Elan’s internal investigation report with regard to any Elan employee having potential involvement in the Loss.
4.	The Party responsible for the Loss under this Agreement will make full payment of the Loss by check or ACH made payable to Elan within fourteen (14) days of the determination of Loss responsibility. Elan shall cooperate by providing information reasonably requested by the insurance carrier for ATM Manager or Carrier.
F.	Responsibilities at Termination. Upon termination of this Agreement for any reason, Carrier, ATM Manager, ATM Owner and Elan will cooperate to complete the following activities.
1.	Carrier must remove all Currency from the ATMs of ATM Owner and deliver the Currency to Carrier’s cash vault.

2.	Carrier shall provide final terminal balancing activity and reports to Elan, ATM Manager and ATM Owner.

3.	Elan shall perform a final balance on each ATM and cash vault.

4.	Upon agreement by Elan, ATM Owner, ATM Manager and Carrier that all ATMs and cash vaults are in balance, Elan shall instruct Carrier as to the location where the Currency shall be delivered. Carrier will thereafter deliver the Currency to the designated location. Risk of loss of the Currency remains with Carrier until the Currency is accepted by Elan at the designated location. All fees and charges relating to the delivery of the Currency to Elan to Carrier shall be paid in accordance with Section IV.B.3.

5.	The fees for the use of the Currency shall be assessed by Elan until such time as Elan has accepted the final deposit from the Carrier.

G.	No Creditor Relationship. Entering into this Agreement does not, nor is it intended to create a debtor-creditor or lending arrangement or relationship between Elan and any other Party. In consideration of Elan providing Currency to the ATM Manager for the ATMs, ATM Manager agrees to pay Elan the compensation determined in accordance with the terms and conditions of this Agreement, as the same may be amended from time to time.
XII.	GENERAL PROVISIONS.
A.	Accounting Principles. Where the character or amount of any item of income, revenue, costs, expenses or similar monetary calculation is required to be determined or other accounting computation is required to be made for purposes of this Agreement, this will be done in accordance with appropriate accounting principles, which shall be consistently applied.

B.	Attorneys’ Fees. If any dispute arises between the Parties regarding any Party’s rights or obligations pursuant to this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees attorneys’ costs, expert witness fees, and court costs incurred in connection with litigation.

C.	Compliance with Laws. Each Party may rely on the other Parties’ compliance with all applicable laws. Violation of applicable law by a Party which allows or permits said Party to take any action under or pursuant to this Agreement which such Party would not otherwise have been able to do or take, shall constitute a breach of this Agreement.

D.	Assignment. ATM Owner, ATM Manager and Carrier may not assign this Agreement.

E.	Force Majeure. No Party shall be liable for a delay in performance hereunder where the cause for such delay is beyond the reasonable control of that Party. Such causes shall include, without limitation, acts of God; riots; acts of war; epidemics; governmental regulations imposed after the fact; earthquakes or other disasters (“Occurrence”). Provided, however, that, where possible, written notice of the cause of the delay shall be given by the Party to the other Parties within three (3) days after the Occurrence, and further provided that best efforts shall be made to restore performance hereunder. If a delay by a Party lasts more than five (5) business days, any of the other Parties shall have the right to terminate this Agreement with no penalty, early termination fees, or liquidated damages applicable.

F.	Governing Law. The rights and obligations of the Parties under this Agreement shall be governed and interpreted by the internal laws of the State of Minnesota, including the Minnesota Uniform Commercial Code, without reference to the conflict of laws rules.

G.	Jurisdiction. The Parties hereby irrevocably submit to the nonexclusive jurisdiction of any court of the State of Minnesota or the United States of America sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
H.	Headings. The headings contained in this Agreement are for convenient reference only, and shall not be considered substantive, and shall not affect the interpretation of this Agreement.

I.	Non-Exclusive. This is not an exclusive agreement. Nothing in this Agreement is intended to restrict Elan or Carrier from entering into similar agreements with any third party.

J.	Notices. Except as otherwise specified in Article XI, Section E.1, any notice permitted or required by this Agreement must be in writing and shall be deemed given when sent by registered or certified mail, return receipt requested, or overnight delivery, and addressed as follows:

	Original:	With Copy To:
To Elan Financial Services:	Elan Financial Services ISO ATM Sales Support 1255 Corporate Drive Irving, TX 75038	U.S. Bank Legal Dept. Mail Stop BC-MN-H21N 800 Nicollet Mall Minneapolis, MN 55402
Attn: Corporate Counsel, Transaction Services

To ATM Owner:	TRM Corporation Richard B. Stern President and CEO 1101 Kings Hwy N, Ste G100 Cherry Hill, NJ 08034	TRM Corporation Richard B. Stern President and CEO 1101 Kings Hwy N, Ste G100 Cherry Hill, NJ 08034

To ATM Manager:	TRM Corporation Richard B. Stern President and CEO 1101 Kings Hwy N, Ste G100 Cherry Hill, NJ 08034	TRM Corporation Richard B. Stern President and CEO 1101 Kings Hwy N, Ste G100 Cherry Hill, NJ 08034

To Armored Carrier:	Mount Vernon Money Center 403 East Third Street Mount Vernon, NY 10553
K.	Relationship of the Parties. No joint venture, partnership, agency, employment relationship or other joint enterprise is contemplated by this Agreement. No employee or representative of one of the Parties shall be considered an employee of any of the other Parties. In making and performing this Agreement, the Parties shall act at all times as independent contractors, and at no time shall any Party make any commitments or incur any charges or expenses for or in the name of the other Party.
L.	Right to Audit and Obtain Reports.
1.	Elan’s business operations are regularly audited by (i) various government agencies having supervisory and regulatory authority over Elan (the “Regulatory Authorities”) and (ii) Elan’s own internal auditors. Elan is also required to audit its vendors.
2.	ATM Owner, ATM Manager and Carrier must cooperate with Elan’s efforts to meet its regulatory obligations and must comply in a timely manner with Elan’s reasonable requests for documentation and information. ATM Owner, ATM Manager or Carrier’s refusal or failure to comply is a material breach of this Agreement. If Elan reasonably determines that ATM Owner, ATM Manager, or Carrier’s data security, internal controls, or financial stability are inadequate and not susceptible to cure within any reasonable time frame or that an unacceptable risk to Elan or Elan’s customer’s exists (“Determination”), then upon notice to the appropriate Party by Elan, such Party shall have ten (10) days to object to the Determination by Elan. Thereafter, if Elan and the Party do not agree as to the existence of the Determination, and/or how to reasonably cure the Determination following such objection, and no material risk exists at that time, then Elan and such Party agree that the basis for the Determination shall be escalated to senior management of each Party for joint resolution for a period not to exceed fifteen (15) days, after which time, if an acceptable cure to the Determination is not reached, then Elan may terminate this Agreement by providing written notice to ATM Owner, ATM Manager, or Carrier, as the case may be, and Elan will identify its reasons for such termination within the notice terms.
3.	The following are deemed reasonable requests of Elan, with which ATM Owner, ATM Manager, and Carrier must comply:
(a)	ATM Owner, ATM Manager and Carrier must make their books, records, and operations relating to all products and services provided to Elan or Elan’s customers available for audit or inspection by the Regulatory Authorities, by Elan, or by Elan’s independent auditors with at least 48 hours’ advance notice from Elan.

(b)	Within five (5) business days of Elan’s written request, ATM Owner, ATM Manager or Carrier must provide all applicable audit reports, including but not limited to: SAS 70, performance, financial, internal control and security reviews; penetration testing; intrusion detection; and firewall configuration.

(c)	If a deficiency is noted or determined in any such audit report, ATM Owner, ATM Manager or Carrier must also provide to Elan any and all documentation related to resolution of the audit deficiencies and the corrective actions implemented to prevent recurrence of such deficiency.
(d)	ATM Owner, ATM Manager or Carrier must reasonably cooperate with Elan’s periodic vendor assessments. Elan is required on an annual or semi-annual basis to perform the following vendor assessments, at the sole expense of Elan:
1.	Risk assessments with respect to the providers of goods and services for Elan’s business; and

2.	Data security, internal controls and financial stability of those providers commensurate with the level of risk assessed.
(e)	ATM Manager and ATM Owner shall provide to Elan no later than sixty (60) days after the end of each quarter and ninety (90) days after the end of a fiscal year, quarterly reviewed or annual audited financial statements, as the case may be, which shall at a minimum include a(n) 1) income statement, 2) cash flow statement and 3) balance sheet. ATM Manager and ATM Owner must also provide on an annual basis its annual report or Form 10-K filed with the Securities and Exchange Commission; and all documentation supporting employee bonds and insurance policies of Company.
4.	The terms of this Section shall survive expiration or termination of this Agreement for any reason for at least two (2) years, but in no case less than might be required by law or applicable regulation.
M.	Use of Name. All Parties agree not to refer to any other Party directly or indirectly in any promotion or advertisement, any metatag, any news release or release to any general or trade publication or any other media without the prior written consent of the Party whose information is intended to be used, which consent may be withheld at that Party’s sole and complete discretion.
N.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
O.	Successors. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit or, the successors and permitted assigns of the Parties hereto.

P.	Survival. Any provision of this Agreement that requires performance or grants a benefit after termination of the Agreement shall be deemed to survive the termination of the Agreement.
Q.	Entire Agreement. This Agreement and the referenced Exhibits, attachments and Schedules, contains the sole and complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, among the Parties.
R.	Authorization. No Party hereto shall be legally bound hereunder until this Agreement has been signed by a duly authorized representative of each Party hereto.
S.	Exhibits.

Exhibit A — Currency Amounts

Exhibit B — Carrier Services

Exhibit C — Elan Fees and Charges For ATM Manager

Exhibit D — ATM Locations

Exhibit E — Elan Fees and Charges For Carrier

Schedule — 1___ — ATM liens and encumbrances
T.	Liability of ATM Manager. The Parties agree that ATM Manager shall act as “ATM Manager,” and “ATM Owner,” and shall fulfill the rights and responsibilities of each under and pursuant to the terms of this Agreement. Accordingly, ATM Manager agrees that any resulting liability incurred for acting within this capacity, shall be the sole responsibility of ATM Manager.

U.	Security Account. The Parties agree that ATM Manager shall maintain a positive demand account balance with Elan/U.S. Bank, or in the alternative, or at ATM Manger’s option, a “Letter of Credit” in favor of Elan/U.S. Bank, in an amount not less than eight hundred thousand U.S. Dollars ($800,000.00) (either option to be referred to as the “Security Account”). Such Security Account, in a form ultimately agreed upon by the Parties upon the Effective Date of this Agreement, shall be maintained by Elan/U.S. Bank, and shall continue to be maintained by Elan/U.S. Bank, so long as the Agreement remains in effect. Elan may draw from this Security Account should any of the following occur: 1) An event of default under Section IV.B.1(a) or (b); or 2) In order to obtain payment of any fees, charges, or other obligations of ATM Manager that have not been paid as agreed pursuant to this Agreement. Elan shall have the right to setoff against the Security Account any obligations for payment of fees, charges, or other obligations ATM Manager may have to Elan at any time during the term of the Agreement and for so long thereafter as the Security Account remains open. Elan will notify ATM Manager prior to initiating activity on the Security Account. The Security Account shall remain open and funded by ATM Manager in accordance with the requirements of this section for a period of ninety (90) days after termination of this Agreement.
V.	Signage. Elan or Carrier, as agent for Elan, may post signage on the vaults of the ATMs indicating ownership of the Currency.
IN WITNESS WHEREOF, the Parties hereto, by and through their respective duly authorized representatives, do execute this Agreement as of the year and day first above written by signing their names in the appropriate place below.

ELAN FINANCIAL SERVICES			TRM ATM CORPORATION ATM OWNER

By:	/s/ Stephen Gauger		By:	/s/ Richard Stern

	Print:	Stephen Gauger		Print:	Richard Stern
	Title:	Vice President, Authorized Signer		Title:	President & CEO
	Date:	October 31, 2008		Date:	October 3, 2008

TRM ATM CORPORATION			MOUNT VERNON MONEY CENTER.
ATM MANAGER			CARRIER

By:	/s/ Richard Stern		By:	/s/ Robert F. Egan

	Print:	Richard Stern		Print:	Robert F. Egan
	Title:	President & CEO		Title:	President
	Date:	October 3, 2008		Date:	October 8, 2008

Exhibit List (1)
Exhibit A — Currency Amounts
Exhibit B — Carrier Services
Exhibit C — Elan Fees and Charges For ATM Manager
Exhibit D — ATM Locations
Exhibit E — Elan Fees and Charges For Carrier
Schedule 1 — ATM liens and encumbrances

(1)	Pursuant to Regulation S-K Item 601(b)(2), the Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.